EXHIBIT 10.17

March 11, 2008

Mr. Pinchas Althaus

c/o Dominion Minerals Corp.

75 Rockefeller Plaza

New York, NY 10019

Dear Pini:

In connection with the loan of Balstone Investments, Ltd. (“Balstone”) to Dominion Minerals Corp. (the “Company”) described in the  loan agreement dated March 10, 2008 pursuant to which Balstone has agreed to lend to the Company $1,650,000.00 (the “Balstone Loan”) provided that Pinchas Althaus (“Althaus”) personally guarantees the prompt repayment thereof and pledges his shares in the Company as security therefore, which he hereby agrees to do, the Company hereby agrees to indemnify and hold harmless Althaus, his respective heirs and assigns from and against, any losses, claims, damages or liabilities (collectively, “Losses”) relating to, arising out of or in connection with the failure of the Company to repay the Balstone Loan.

In the event the Company defaults on the payment of the Balstone Loan and Althaus as guarantor pays and/or arranges for the payment of the Balstone Loan, the Company further agrees to reimburse Althaus for the amount of the Balstone Loan paid by him inclusive of all interest and other expenses (including, without limitation,  reasonable fees and disbursements of Althaus’s counsel and expenses incurred in connection with the Balstone Loan).

The obligation of the Company hereunder shall be in addition to any liability which the Company may otherwise have to Althaus (whether in common law or otherwise) and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Althaus.

The Company further agrees that the repayment of the Balstone Loan shall be given priority over any other obligations of the Company and that the Balstone Loan shall be repaid in its entirety from the proceeds of any future loans and/or capital raising transaction with Balstone or any other entity.

Furthermore the Company hereby agrees to enter into a Confession of Judgment with Althaus for the amount of the Balstone Loan plus interest through and including the due date which Althaus shall have the right to file with the Supreme Court, New York County in the event the Company defaults on the payment of the Balstone Loan and Althaus is called upon to pay the Balstone Loan based upon his guaranty.

The terms of this Indemnification Agreement were approved by the Board of Directors of the Company at a meeting duly held on the 11th day of March 2008.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

Sincerely,

/s/ Diego E. Roca

Diego E. Roca

Executive VP & CFO

Agreed and Accepted:

/s/ Pinchas Althaus________

Pinchas Althaus